Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Ines Gutzmer
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8325
jeff.dodge@equifax.com	ines.gutzmer@equifax.com

Strong operating performance driven by double digit revenue growth and expanded Adjusted EBITDA margins

•	Revenue of $804.1 million was up 20 percent (23 percent in local currency) compared to the third quarter of 2015.

•	Diluted EPS of $1.09 was up 12 percent compared to the third quarter of 2015.

•	Adjusted EPS of $1.44 was up 26 percent compared to the third quarter of 2015.

•	Net income attributable to Equifax of $132.8 million was up 13 percent compared to the third quarter of 2015.

•	Adjusted EBITDA margin was 35.9 percent compared to 34.6 percent in the third quarter of 2015.

ATLANTA, October 26, 2016 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended September 30, 2016.

“Third quarter reflects another outstanding performance driven by broad based revenue growth and Adjusted EBITDA margin expansion from the business units,” said Richard F. Smith, Equifax’s Chairman and Chief Executive Officer. “We expect to end the year strong and look forward to the growth opportunities in 2017.”

Financial Results Summary

The company reported revenue of $804.1 million in the third quarter of 2016, a 20 percent increase from the third quarter of 2015 on a reported basis and up 23 percent on a local currency basis.

Third quarter diluted EPS attributable to Equifax was $1.09, up 12 percent from the third quarter of 2015. Adjusted EPS attributable to Equifax was $1.44, up 26 percent from the third quarter of 2015. This financial measure for 2016 excludes the Veda acquisition-related amounts and for 2015 excludes the settlement of escrow amounts related to an acquisition completed in January 2014 and an accrual for certain legal claims. The financial measure for both 2016 and 2015 excludes the acquisition-related amortization expense, net of associated tax impacts, as described more fully in the attached Q&A.

Net income attributable to Equifax of $132.8 million was up 13 percent compared to the third quarter of 2015. Adjusted EBITDA margin was 35.9 percent, compared to 34.6 percent in the third quarter of 2015. These financial measures for 2016 and 2015 have been adjusted for certain items, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

USIS accelerated its revenue growth and expanded its Adjusted EBITDA margin compared to the year ago quarter.

•
Total revenue was $317.4 million in the third quarter of 2016 compared to $292.5 million in the third quarter of 2015, an increase of 9 percent. Operating margin for USIS was 44.0 percent in the third quarter of 2016 compared to 40.0 percent in the third quarter of 2015. Adjusted EBITDA margin for USIS was 50.6 percent in the third quarter of 2016 compared to 49.9 percent in the third quarter of 2015.

•	Online Information Solutions revenue was $229.8 million, up 7 percent from the third quarter of 2015.

•	Mortgage Solutions revenue was $39.4 million, up 24 percent from the third quarter of 2015.

•	Financial Marketing Services revenue was $48.2 million, up 3 percent when compared to the third quarter of 2015.

International delivered strong, double digit revenue growth and expanded its Adjusted EBITDA margins compared to the year ago quarter.

•
Total revenue was $214.3 million in the third quarter of 2016, up 47 percent from the third quarter of 2015 and a 60 percent increase on a local currency basis. Operating margin for International was 12.3 percent in the third quarter of 2016, compared to 19.6 percent in the third quarter of 2015. Adjusted EBITDA margin for International was 28.4 percent in the third quarter of 2016, compared to 26.2 percent in the third quarter of 2015.

•	Europe revenue was $62.1 million, up 2 percent from the third quarter of 2015 and up 16 percent on a local currency basis.

•	Latin America revenue was $47.0 million, down 9 percent from the third quarter of 2015 and up 9 percent on a local currency basis.

•	Asia Pacific revenue was $73.6 million, driven largely by the Veda acquisition.

•	Canada revenue was $31.6 million, up 4 percent from the third quarter of 2015 and up 3 percent on a local currency basis.

Workforce Solutions delivered strong, double digit growth and significant Adjusted EBITDA expansion compared to the year ago quarter.

•
Total revenue was $171.3 million in the third quarter of 2016, a 23 percent increase from the third quarter of 2015. Operating margin for Workforce Solutions was 40.8 percent in the third quarter of 2016 compared to 35.9 percent in the third quarter of 2015. Adjusted EBITDA margin for Workforce Solutions was 47.0 percent in the third quarter of 2016 compared to 43.5 percent in the third quarter of 2015.

•	Verification Services revenue was $114.6 million, up 23 percent when compared to the third quarter of 2015.

•	Employer Services revenue was $56.7 million, up 23 percent when compared to the third quarter of 2015.

Global Consumer Solutions delivered double digit revenue growth while continuing to strengthen its market position in the Direct-to-Consumer Reseller and Indirect market segments.

•
Revenue was $101.1 million, a 12 percent increase from the third quarter of 2015 and up 14 percent on a local currency basis. Operating margin was 27.6 percent compared to 28.3 percent in the third quarter of 2015. Adjusted EBITDA margin was 30.0 percent compared to 30.8 percent in the third quarter of 2015.

Fourth Quarter 2016 and Full Year 2016 Outlook

For the fourth quarter, we expect revenue to be between $797 and $801 million, reflecting constant currency growth of just over 22%, partially offset by 2% of foreign exchange headwind, including the accelerated depreciation of the British pound. Adjusted EPS is expected to be between $1.35 and $1.38 which is up 18% to 21%. Excluding $0.03 per share negative impact from foreign exchange, this reflects constant currency EPS growth of 21% to 24%.

With our strong Q3 performance and outlook for Q4, we are also increasing our full year outlook. For the year, we expect revenue to be slightly over $3.14 billion, reflecting constant currency growth of approximately 21%, partially offset by 3% of foreign exchange headwind at current rates. This is up from the guidance we gave at the beginning of the year of $3.0 to $3.10 billion.

Adjusted EPS for the year is expected to be between $5.45 and $5.48, which is up 21% to 22%. Excluding approximately $0.14 full year per share negative impact from foreign exchange, this reflects constant currency EPS growth of 24% to 25%. This too is up from the $4.95 to $5.05 that we guided to at the beginning of the year.

About Equifax

Equifax powers the financial future of individuals and organizations around the world. Using the combined strength of unique trusted data, technology and innovative analytics, Equifax has grown from a consumer credit company into a leading provider of insights and knowledge that helps its customers make informed decisions. The company organizes, assimilates and analyzes data on more than 820 million consumers and more than 91 million businesses worldwide, and its database includes employee data contributed from more than 5,000 employers.
Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 9,400 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, October 27, 2016 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which (to the extent noted above for different periods) excludes acquisition-related amortization expense, net of tax, acquisition-specific transaction and due diligence expense, as well as integration expense in the first twelve months following the closure of the acquisition, and the adjustment of redeemable noncontrolling interest that reflects a redemption value in excess of fair value. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include adverse or uncertain economic conditions and changes in credit and financial markets; economic, political and other risks associated with international sales and operations; risks relating to illegal first party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., supervision by the U.K. Financial Conduct Authority of our debt collections services and core credit reporting businesses in the U.K. (including the requirement that we obtain certain authorizations to carry on these businesses, which for debt collections services has been received and for the core businesses was applied for in March 2016); federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2016	2015
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$804.1	$667.4
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	288.0	226.5
Selling, general and administrative expenses	233.4	217.2
Depreciation and amortization	70.6	49.4
Total operating expenses	592.0	493.1
Operating income	212.1	174.3
Interest expense	(24.3)	(15.8)
Other income, net	2.4	14.4
Consolidated income from operations before income taxes	190.2	172.9
Provision for income taxes	(55.3)	(53.2)
Consolidated net income	134.9	119.7
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(2.1)	(1.8)
Net income attributable to Equifax	$132.8	$117.9
Basic earnings per common share:
Net income attributable to Equifax	$1.11	$1.00
Weighted-average shares used in computing basic earnings per share	119.5	118.4
Diluted earnings per common share:
Net income attributable to Equifax	$1.09	$0.98
Weighted-average shares used in computing diluted earnings per share	121.3	120.6
Dividends per common share	$0.33	$0.29

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111.5	$93.3
Trade accounts receivable, net of allowance for doubtful accounts of $9.5 and $7.5 at September 30, 2016 and December 31, 2015, respectively	436.4	349.8
Prepaid expenses	64.4	39.3
Other current assets	49.5	79.2
Total current assets	661.8	561.6
Property and equipment:
Capitalized internal-use software and system costs	287.4	212.5
Data processing equipment and furniture	265.3	247.8
Land, buildings and improvements	202.7	194.6
Total property and equipment	755.4	654.9
Less accumulated depreciation and amortization	(312.1)	(288.1)
Total property and equipment, net	443.3	366.8
Goodwill	4,071.5	2,571.0
Indefinite-lived intangible assets	94.9	94.7
Purchased intangible assets, net	1,406.4	827.9
Other assets, net	128.7	79.5
Total assets	$6,806.6	$4,501.5
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$706.7	$49.3
Accounts payable	46.0	40.6
Accrued expenses	136.6	112.7
Accrued salaries and bonuses	123.1	139.2
Deferred revenue	112.2	96.8
Other current liabilities	173.1	165.2
Total current liabilities	1,297.7	603.8
Long-term debt	2,136.3	1,138.4
Deferred income tax liabilities, net	358.2	205.5
Long-term pension and other postretirement benefit liabilities	141.2	146.4
Other long-term liabilities	85.8	57.0
Total liabilities	4,019.2	2,151.1
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2016 and December 31, 2015; Outstanding shares - 119.6 and 118.7 at September 30, 2016 and December 31, 2015, respectively	236.6	236.6
Paid-in capital	1,304.4	1,260.5
Retained earnings	4,081.9	3,834.4
Accumulated other comprehensive loss	(363.3)	(484.8)
Treasury stock, at cost, 69.1 shares and 70.0 shares at September 30, 2016 and December 31, 2015, respectively	(2,507.6)	(2,529.9)
Stock held by employee benefit trusts, at cost, 0.6 shares at September 30, 2016 and December 31, 2015	(5.9)	(5.9)
Total Equifax shareholders' equity	2,746.1	2,310.9
Noncontrolling interests	41.3	39.5
Total equity	2,787.4	2,350.4
Total liabilities and equity	$6,806.6	$4,501.5

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2016	2015
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$370.3	$321.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Impairment of cost method investment	—	14.8
Depreciation and amortization	195.4	150.4
Stock-based compensation expense	30.2	32.2
Excess tax benefits from stock-based compensation plans	(29.6)	(22.1)
Deferred income taxes	(10.4)	(24.3)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(54.5)	(29.0)
Prepaid expenses and other current assets	7.0	21.2
Other assets	(7.9)	3.9
Current liabilities, excluding debt	1.8	68.0
Other long-term liabilities, excluding debt	22.2	(0.1)
Cash provided by operating activities	524.5	536.8
Investing activities:
Capital expenditures	(131.0)	(93.6)
Acquisitions, net of cash acquired	(1,792.4)	(4.4)
Cash received from divestitures	—	2.9
Economic hedges	(10.8)	—
Investment in unconsolidated affiliates, net	—	(0.1)
Cash used in investing activities	(1,934.2)	(95.2)
Financing activities:
Net short-term borrowings (repayments)	194.2	(193.4)
Payments on long-term debt	(300.0)	—
Borrowings on long-term debt	1,574.7	—
Treasury stock purchases	—	(196.3)
Dividends paid to Equifax shareholders	(118.1)	(103.4)
Dividends paid to noncontrolling interests	(5.8)	(6.0)
Proceeds from exercise of stock options	26.8	26.0
Excess tax benefits from stock-based compensation plans	29.6	22.1
Purchase of redeemable noncontrolling interests	(3.6)	—
Debt issuance costs	(5.4)	—
Cash provided by (used in) financing activities	1,392.4	(451.0)
Effect of foreign currency exchange rates on cash and cash equivalents	35.5	(10.4)
Increase (decrease) in cash and cash equivalents	18.2	(19.8)
Cash and cash equivalents, beginning of period	93.3	128.3
Cash and cash equivalents, end of period	$111.5	$108.5

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three months ended September 30,
					Local Currency
Operating revenue:	2016	2015	$ Change	% Change	% Change*
Online Information Solutions	$229.8	$214.0	$15.8	7%
Mortgage Solutions	39.4	31.7	7.7	24%
Financial Marketing Services	48.2	46.8	1.4	3%
Total U.S. Information Solutions	317.4	292.5	24.9	9%
Europe	62.1	60.9	1.2	2%	16%
Latin America	47.0	51.7	(4.7)	(9)%	9%
Asia Pacific	73.6	2.3	71.3	nm	nm
Canada	31.6	30.5	1.1	4%	3%
Total International	214.3	145.4	68.9	47%	60%
Verification Services	114.6	92.8	21.8	23%
Employer Services	56.7	46.2	10.5	23%
Total Workforce Solutions	171.3	139.0	32.3	23%
Global Consumer Solutions	101.1	90.5	10.6	12%	14%
Total operating revenue	$804.1	$667.4	$136.7	20%	23%
 *Reflects percentage change in revenue conforming 2016 results using 2015 exchange rates, except for Veda which did not have 2015 results.

nm - not meaningful.

2.    What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue is as follows:

	Three Months Ended September 30, 2016
	Operating Revenue
(In millions)	Amount	%
Europe	$(8.5)	(14)%
Latin America	(9.2)	(18)%
Canada	0.1	1%
Asia Pacific	nm	nm
Global Consumer Solutions	(1.7)	(2)%
Total	$(19.3)	(3)%

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.    Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Veda acquisition related amounts other than acquisition-related amortization, an income from the settlement of escrow amounts, income taxes, an accrual for certain legal claims, and acquisition-related amortization expense:

	Three Months Ended September 30,
(In millions)	2016	2015	$ Change	% Change
Net income attributable to Equifax	$132.8	$117.9	$14.9	13%
Acquisition-related amortization expense of certain acquired intangibles (1)	47.5	30.5	$17.0	56%
Veda acquisition related amounts other than acquisition-related amortization (2)	6.3	—	6.3	nm
Income from the settlement of escrow amounts (3)	—	(12.3)	12.3	nm
Accrual for certain legal claims (4)	—	7.5	(7.5)	nm
Tax impact of adjustments (5)	(11.4)	(6.0)	(5.4)	nm
Net income attributable to Equifax, adjusted for items listed above	175.2	137.6	$37.6	27%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.44	$1.14	$0.30	26%
Weighted-average shares used in computing diluted EPS	121.3	120.6

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(1)
During the third quarter of 2016, we recorded acquisition-related amortization expense of certain acquired intangibles of $47.5 million ($38.0 million net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $9.5 million of tax is comprised of $15.7 million of tax expense net of $6.2 million of a cash income tax benefit. During the third quarter of 2015, we recorded acquisition-related amortization expense of certain acquired intangibles of $30.5 million ($26.1 million net of tax). The $4.4 million of tax is comprised of $10.6 million of tax expense net of $6.2 million of a cash income tax benefit.

(2)
During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs included in operating income. See the Notes to this reconciliation for additional detail.

(3)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. The income of $12.3 million is recorded in other income, net, on our consolidated statements of income, and does not impact our operating margin. See the Notes to this reconciliation for additional detail.

(4)
During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

(5)
During the third quarter of 2016 we recorded the tax impact of adjustments of $11.4 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $9.5 million ($15.7 million of tax expense net of $6.2 million of a cash income tax benefit) and (ii) tax adjustment of $1.9 million for Veda acquisition related amounts other than acquisition-related amortization.

During the third quarter of 2015 we recorded the tax impact of adjustments of $6.0 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $4.4 million ($10.6 million of tax expense net of $6.2 million of a cash income tax benefit), (ii) a tax adjustment of $1.2 million related to the settlement of escrow amounts related to an acquisition completed in January 2014, and (iii) a tax adjustment of $2.8 million related to an accrual for certain legal claims.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding Veda acquisition related amounts, income from the settlement of escrow amounts, income taxes, an accrual for certain legal claims, interest expense, net and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended September 30,
(In millions)	2016	2015	$ Change	% Change
Revenue	$804.1	$667.4	$136.7	20%
Consolidated net income	132.8	117.9	14.9	13%
Income taxes	55.3	53.2	2.1	4%
Interest expense, net*	24.0	15.4	8.6	56%
Depreciation and amortization	70.6	49.4	21.2	43%
Veda acquisition related amounts (1)	6.3	—	6.3	nm
Income from the settlement of escrow amounts (2)	—	(12.3)	12.3	nm
Accrual for certain legal claims (3)		7.5	(7.5)	nm
Adjusted EBITDA, excluding the items listed above	$289.0	$231.1	$57.9	25%
Adjusted EBITDA margin	35.9%	34.6%

nm - not meaningful
*Excludes interest income of $0.3 million in 2016 and $0.4 million in 2015.

(1)
During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs included in operating income. See the Notes to this reconciliation for additional detail.

(2)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. The income of $12.3 million is recorded in otherincome, net, on our consolidated statements of income, and does not impact our operating margin. See the Notes to thisreconciliation for additional detail.

(3)
During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. This charge is recorded in selling, general and administrative expenses, on our consolidated statementsof income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income to Adjusted EBITDA, excluding Veda acquisition related amounts, income from the settlement of escrow amounts, income taxes, an accrual for certain legal claims, depreciation and amortization expense, other income, net, noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended September 30, 2016
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense	Total

Revenue	$317.4	$214.3	$171.3	$101.1	nm	$804.1
Operating Income	139.5	26.3	69.9	28.0	(51.6)	212.1
Depreciation and Amortization	20.6	28.8	10.7	2.3	8.2	70.6
Other income, net*	0.6	1.5	—	—	—	2.1
Noncontrolling interest	—	(2.1)	—	—	—	(2.1)
Adjustments (1)	—	6.3	—	—	—	6.3
Adjusted EBITDA	$160.7	$60.8	$80.6	$30.3	$(43.4)	$289.0
Operating Margin	44.0%	12.3%	40.8%	27.6%	nm	26.4%
Adjusted EBITDA Margin	50.6%	28.4%	47.0%	30.0%	nm	35.9%

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*Excludes interest income of $0.3 million in International.

(In millions)	Three Months Ended September 30, 2015
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense	Total

Revenue	$292.5	$145.4	$139.0	$90.5	nm	$667.4
Operating Income	117.0	28.5	49.9	25.6	(46.7)	174.3
Depreciation and Amortization	20.9	9.9	10.5	2.3	5.8	49.4
Other income, net*	0.5	1.4	—	—	12.1	14.0
Noncontrolling interest	—	(1.8)	—	—	—	(1.8)
Adjustments (2) (3)	7.5	—	—	—	(12.3)	(4.8)
Adjusted EBITDA	$145.9	$38.0	$60.4	$27.9	$(41.1)	$231.1
Operating Margin	40.0%	19.6%	35.9%	28.3%	nm	26.1%
Adjusted EBITDA Margin	49.9%	26.2%	43.5%	30.8%	nm	34.6%

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*Excludes interest income of $0.4 million in International.

(1)
During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs included in operating income. See the Notes to this reconciliation for additional detail.

(2)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. The income of $12.3 million is recorded in other income, net, on our consolidated statements of income, and does not impact our operating margin. See the Notes to this reconciliation for additional detail.

(3)
During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income and impacts our operating margin. See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense, net of tax - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Redeemable noncontrolling interest adjustment - During the third quarter of 2016, there was not an adjustment of redeemable noncontrolling interest as the redemption value is not in excess of fair value. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Veda acquisition related amounts for transaction and due diligence expenses incurred as a direct result of the acquisition, as well as integration expense in the first year following the closure of the acquisition - During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs included in operating income. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and Adjusted EBITDA margin, excluding the Veda acquisition related amounts - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.

Income from the settlement of escrow amounts related to a past acquisition - During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. Management believes excluding this income from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2015, as compared to the corresponding period in 2014, since an income of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Accrual for certain legal claims - During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2015, as compared to the corresponding period in 2014, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.